Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Invitae Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock, $0.0001 par value per share	457(p) 415(a)(6)	$400,000,000		$400,000,000	0.0001091	$43,640	S-3ASR	333-230053	March 4, 2019	$43,640

	Total Offering Amounts					$400,000,000

	Total Fees Previously Paid							$43,640

	Total Fee Offsets							$43,640

	Net Fee Due							$—(1)

(1)

Securities being offered under this prospectus supplement include unsold securities previously registered on the prospectus supplement filed pursuant to Rule 424(b)(5) on May 4, 2021 (the “Prior Prospectus Supplement”), and an accompanying prospectus dated March 4, 2019, pursuant to a Registration Statement on Form S-3 (File No. 333-230053) filed with the Securities and Exchange Commission on March 4, 2019. As of the date hereof, the registrant has not sold $400,000,000 of the securities registered pursuant to the Prior Prospectus Supplement (the “Unsold Securities”). In connection with the registration of such Unsold Securities, the registrant paid a registration fee of $43,640, which will continue to be applied to such Unsold Securities. In accordance with Rule 415(a)(6) under the Securities Act, an aggregate amount of $400,000,000 of Unsold Securities are included in this prospectus supplement. Accordingly, no registration fee is being paid at this time.